Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS 2006 AND FOURTH QUARTER EARNINGS

Albuquerque, NM—January 29, 2007

OVERVIEW:

•	Earnings for 2006 of $22.775 million, up 6% from prior year.

•	Earnings for the quarter of $5.805 million, down 5% from last year’s quarter.

•	Diluted earnings per share for 2006 of $1.26, down 7% from prior year.

•	Diluted earnings per share for the quarter of $0.31, down 21% from last year’s quarter.

•	Loans surpassed $2 billion as loans increased $50.248 million in the fourth quarter.

•	Net interest margin compresses 18 basis points in the fourth quarter to 4.76%.

•	$74.4 million in equity raised for acquisition of Front Range Capital Corporation.

INCOME STATEMENT HIGHLIGHTS:

(unaudited)	Fourth Quarter Ended December 31,		Year Ended December 31,
(Dollars in thousands except per share amounts)	2006	2005	2006	2005
Interest income	$48,825	$33,892	$181,852	$121,957
Interest expense	19,346	11,399	67,051	37,712

Net interest income	29,479	22,493	114,801	84,245
Provision for loan losses	(1,505)	(445)	(6,993)	(3,920)

Net interest income after provision for loan losses	27,974	22,048	107,808	80,325
Non-interest income	5,286	4,323	19,472	16,451
Non-interest expense	24,079	17,096	92,008	63,590

Income before income taxes	9,181	9,275	35,272	33,186
Income tax expense	3,376	3,174	12,497	11,788

Net income	$5,805	$6,101	$22,775	$21,398

Basic earnings per share	$0.32	$0.40	$1.28	$1.39
Diluted earnings per share	$0.31	$0.39	$1.26	$1.36
Weighted average basic shares outstanding	18,248,668	15,412,518	17,736,860	15,391,863
Weighted average diluted shares outstanding	18,580,868	15,793,979	18,061,931	15,689,445

FSNM – Fourth Quarter Results

January 29, 2007

Page Two

FINANCIAL RATIOS:

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Return on average assets	0.85%	1.16%	0.88%	1.08%
Return on average equity	9.39%	15.20%	10.15%	14.01%
Efficiency ratio	69.26%	63.75%	68.52%	63.15%
Operating expenses to average assets	3.54%	3.25%	3.55%	3.22%
Net interest margin	4.76%	4.64%	4.89%	4.64%
Average equity to average assets	9.09%	7.62%	8.66%	7.72%
Leverage ratio	10.96%	8.18%	10.96%	8.18%
Total risk based capital ratio	13.48%	10.63%	13.48%	10.63%

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced earnings for 2006 of $22.8 million compared to $21.4 million for 2005, an increase of 6%. Earnings per diluted share for 2006 were $1.26 compared to $1.36 per diluted share for 2005, a decrease of 7%. Net earnings for the year were reduced by higher non-interest expenses associated with the acquisitions of Access Anytime Bancorp, Inc. (Access) (Nasdaq Smallcap: AABC), and New Mexico Financial Corporation (NMFC) in January of 2006, and a compressed net interest margin in the second half of the year. In the Access transaction, First State issued 1,416,940 shares of First State common stock. In the NMFC transaction, First State issued 717,812 shares of common stock and paid $2.7 million in cash consideration.

For the quarter ended December 31, 2006 net income was $5.8 million compared to $6.1 million for the quarter ended December 31, 2005, a decrease of 5%. Earnings per diluted share for the quarter ended December 31, 2006 were $0.31 compared to $0.39 per diluted share for the quarter ended December 31, 2005, a decrease of 21%.

“While we have accomplished a lot this year, strategically enhancing our footprint and market presence through the acquisition of Access and NMFC, and reaching a definitive agreement for the Front Range Capital Corporation acquisition, we have reached the peak of capacity creation,” commented Michael R. Stanford, President and Chief Executive Officer. “Over the past eighteen months we have enhanced and positioned our support infrastructure for better efficiency and growth to $4.5-5 billion in assets. It is now time to systemically manage all future expenses and take our efficiency ratio to peer levels. We are committed to returning to the higher levels of profitability that we have experienced,” continued Stanford.

BALANCE SHEET HIGHLIGHTS:

	December 31,
	2006	2005	$ Change	% Change
Total assets	$2,801,572	$2,157,571	$644,001	30%
Loans receivable, net	2,018,482	1,508,514	509,968	34
Investment securities	492,752	454,312	38,440	8
Total deposits	2,120,924	1,510,007	610,917	40
Non-interest bearing deposits	447,172	385,972	61,200	16
Interest bearing deposits	1,673,752	1,124,035	549,717	49
Borrowings	213,413	247,764	(34,351)	(14)
Shareholders’ equity	304,892	160,179	144,713	90
Book value per share	$14.67	$10.41	$4.26	41
Tangible book value per share	$11.04	$7.56	$3.48	46

FSNM – Fourth Quarter Results

January 29, 2007

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In conjunction with the acquisitions of Access and NMFC, First State acquired approximately $229 million in loans, approximately $410 million in deposits, and recognized goodwill of approximately $23 million for the two acquisitions combined. Excluding the loans and deposits acquired in January, total loans increased by $281 million or 19% and deposits by $201 million or 13% from December 31, 2005 to December 31, 2006.

Net interest income was $29.5 million for the fourth quarter of 2006 compared to $22.5 million for the same quarter of 2005. For the years ended December 31, 2006 and 2005, net interest income was $114.8 million and $84.2 million, respectively. First State’s net interest margin was 4.76% and 4.64% for the fourth quarters of 2006 and 2005, respectively. The net interest margin was 4.89% and 4.64% for the years ended December 31, 2006 and 2005, respectively. The increase in net interest margin for the year is due primarily to rate increases made by the Federal Reserve Bank during the first half of 2006 and First State’s asset sensitive position. The net interest margin decreased in the fourth quarter of 2006 to 4.76% from 4.94% in the third quarter of 2006 due primarily to the repricing of existing deposits, the higher cost of new deposits, and the need to utilize borrowings to fund the loan growth which has continued to outpace deposit growth. In addition, the mix of our deposits during 2006 has shifted toward higher cost deposit products. The amortization of the purchase accounting adjustments for the two recent acquisitions contributed approximately 7 and 9 basis points to the net interest margin in the three and twelve months ended December 31, 2006, respectively. The contribution to the net interest margin from these purchase accounting adjustments will decrease to approximately six basis points during 2007. The net interest margin may compress further in 2007 if we continue to experience strong loan growth without a corresponding increase in core deposits, or due to further repricing of deposits at higher rates.

In the fourth quarter of 2006, First State formed First State NM Statutory Trust V for the purpose of issuing trust preferred securities. Trust V issued $7.5 million of Trust V Securities that bear interest at an annual rate equal to the three-month LIBOR plus 1.75%, and used the proceeds to redeem First State NM Statutory Trust I at an annual rate equal to the three-month LIBOR plus 3.60%. In the first quarter of 2007, in connection with the closing of the acquisition of Front Range Capital Corporation, Trust V will issue an additional $10.0 million of Trust V Securities under the same terms as the $7.5 million.

ALLOWANCE FOR LOAN LOSSES:

	December 31, 2006	December 31, 2005
Balance beginning of period	$17,413	$15,331
Provision for loan losses	6,993	3,920
Net charge-offs	(3,409)	(1,838)
Allowance related to acquired loans	2,128	—

Balance end of period	$23,125	$17,413

Allowance for loan losses to total loans held for investment	1.15%	1.16%
Allowance for loan losses to non-performing loans	166%	259%

NON-PERFORMING ASSETS:

	December 31, 2006	December 31, 2005
Accruing loans – 90 days past due	$75	$21
Non-accrual loans	13,851	6,698

Total non-performing loans	$13,926	$6,719
Other real estate owned	6,396	778

Total non-performing assets	20,322	$7,497

Potential problem loans	$35,916	$17,684
Total non-performing assets to total assets	0.73%	0.35%

FSNM – Fourth Quarter Results

January 29, 2007

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First State’s provision for loan losses was $1.5 million for the fourth quarter of 2006 compared to $445,000 for the same quarter of 2005. The provision for loan losses for the year ended December 31, 2006 was $7.0 million compared to $3.9 million for the year ended December 31, 2005. Non-performing assets increased $12.8 million during the year and equaled 0.73% of total assets at December 31, 2006 compared to 0.35% at December 31, 2005. Non-performing assets at December 31, 2006 include a $5.7 million addition to other real estate owned which was included in non-accrual loans at September 30, 2006. This credit was originally expected to return to performing status in the fourth quarter, but did not, as the contract for sale was terminated by the potential buyer. This other real estate owned represents approximately 28 % of non-performing assets and 0.20 % of total assets at December 31, 2006.

“During 2006, we saw increases in both our non performing assets and potential problem loans,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Our non performing loans are largely secured by real estate such that we expect our ultimate losses to be nominal. We have also appointed a chief credit officer and added a full time senior position in our special assets area, to better monitor the problem assets and potential problem loans to reduce our future loss exposure,” continued Dee.

NON-INTEREST INCOME:

	Fourth Quarter Ended December 31,
	2006	2005	$ Change	% Change
Service charges on deposit accounts	$1,945	$1,509	$436	29%
Other banking service fees	180	168	12	7
Credit and debit card transaction fees	866	583	283	49
Gain on sale of mortgage loans	1,337	1,239	98	8
Check imprint income	168	164	4	2
Other	790	660	130	20

	$5,286	$4,323	$963	22%

Non-interest income for the fourth quarter of 2006 was $5.3 million, compared to $4.3 million for the fourth quarter of 2005, an increase of 22%. The increase in service charges on deposit accounts was primarily due to the acquisition of Access and NMFC. The increase in credit and debit card transaction fees was primarily due to increased transaction volume.

NON-INTEREST INCOME:

	Year Ended December 31,
	2006	2005	$ Change	% Change
Service charges on deposit accounts	$7,575	$5,658	$1,917	34%
Other banking service fees	867	760	107	14
Credit and debit card transaction fees	2,959	2,192	767	35
Gain (loss) on sale or call of investment securities	(140)	(179)	39	22
Gain on sale of mortgage loans	4,867	4,865	2	—
Check imprint income	609	589	20	3
Other	2,735	2,566	169	7

	$19,472	$16,451	$3,021	18%

FSNM – Fourth Quarter Results

January 29, 2007

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Non-interest income for the year ended December 31, 2006 was $19.5 million, compared to $16.5 million for the year ended December 31, 2005, an increase of 18%. The acquisitions of Access and NMFC contributed approximately $1.8 million toward the increase in non-interest income for the year ended December 31, 2006. Of the $1.9 million increase in service charges on deposit accounts, $1.2 million was due to the Access and NMFC acquisitions. Service charges on deposit accounts also increased due to fees related to our overdraft protection program. The increase in credit and debit card transaction fees was primarily due to increased transaction volume. Non-interest income for the year ended December 31, 2006 includes the loss on sale of securities of $140,000 resulting from the sale in the first quarter of approximately $100 million of investments acquired in the Access merger compared to a loss of $179,000 in 2005 due to investment repositioning.

NON-INTEREST EXPENSE:

	Fourth Quarter Ended December 31,
	2006	2005	$ Change	% Change
Salaries and employee benefits	$11,001	$8,075	$2,926	36%
Occupancy	3,055	2,205	850	39
Data processing	1,612	1,014	598	59
Equipment	1,799	1,185	614	52
Legal, accounting, and consulting	630	561	69	12
Marketing	902	1,027	(125)	(12)
Telephone	630	339	291	86
Supplies	307	289	18	6
Delivery	287	208	79	38
Other real estate owned	113	98	15	15
FDIC insurance premiums	63	49	14	29
Check imprint expense	157	157	—	—
Amortization of intangibles	324	27	297	1,100
Other	3,199	1,862	1,337	72

	$24,079	$17,096	$6,983	41%

Non-interest expenses were $24.1 million and $17.1 million for the quarters ended December 31, 2006 and 2005, respectively and represent an increase of $7.0 million or 41%. The acquisitions of Access and NMFC contributed approximately $3.2 million toward the overall increase in non-interest expenses during the fourth quarter of 2006. Of the $2.9 million increase in salaries and benefits, $1.0 million is due to the additional employees of Access and NMFC. The $2.9 million increase also includes $278,000 of compensation expense related to stock options, which began being expensed in 2006 with the adoption of SFAS 123(R). The remaining increase in salaries and benefits is primarily due to an increase in FTE’s and normal compensation increases for job performance. The increase in occupancy expense reflects the acquisitions of Access and NMFC, three new branches that opened in the last twelve months in Colorado Springs, Rio Rancho, and Salt Lake City, the lease of space in Phoenix which will house a new branch, additional administrative space in Albuquerque, and a branch location in Denver to be opened in the second quarter of 2007. The increase in data processing, equipment, and telephone expense is primarily due to acquisitions and our continued organic growth. Other non-interest expenses includes $190,000 due to the early redemption of securities associated with First State NM Statutory Trust I and the write off of the related offering costs, $140,000 related to our new debit and credit card points program, and $142,000 of charge-offs related to the overdraft protection program. “The rate of increase of our non interest expenses, relative to our balance sheet growth, has caused a decrease in our overall profitability,” stated Dee. “We have implemented a more stringent allocated budgeting process that drives our incentive plans, as well as establishing a more structured monthly review process of our expense levels to achieve better performance in this critical area in 2007 and future years,” continued Dee.

FSNM – Fourth Quarter Results

January 29, 2007

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NON-INTEREST EXPENSE:

	Year Ended December 31,
	2006	2005	$ Change	% Change
Salaries and employee benefits	$43,906	$31,890	$12,016	38%
Occupancy	11,198	8,216	2,982	36
Data processing	5,688	3,518	2,170	62
Equipment	6,270	4,571	1,699	37
Legal, accounting, and consulting	3,292	1,668	1,624	97
Marketing	3,873	2,955	918	31
Telephone	2,172	1,202	970	81
Supplies	1,326	915	411	45
Delivery	1,074	873	201	23
Other real estate owned	371	334	37	11
FDIC insurance premiums	234	193	41	21
Check imprint expense	574	638	(64)	(10)
Amortization of intangibles	1,299	108	1,191	1,103
Other	10,731	6,509	4,222	65

	$92,008	$63,590	$28,418	45%

Non-interest expenses for the year ended December 31, 2006 were $92.0 million compared to $63.6 million for the year ended December 31, 2005 and represent an increase of $28.4 million or 45%. The acquisitions of Access and NMFC contributed approximately $12.5 million toward the overall increase in non-interest expenses for the year ended December 31, 2006. In addition, the year ended December 31, 2006 included approximately $1.3 million of expenses related to the acquisitions, primarily for the conversion and implementation of information systems, and $252,000 of expenses related to the cancellation of two Access vendor contracts. The conversion and implementation of information systems for the recent acquisitions, the majority of which are included in legal, accounting, and consulting expense, were completed in the third quarter. Of the $12.0 million increase in salaries and benefits, $4.7 million is due to the additional employees of Access and NMFC. The $12.0 million increase also includes $1.2 million of compensation expense related to stock options. The remaining increase in salaries and benefits is primarily due to an increase in FTE’s and normal compensation increases for job performance. There were 864 FTE’s at December 31, 2006, compared to 663 FTE’s at December 31, 2005. The increase in occupancy, data processing and equipment all reflect the acquisitions. Occupancy includes the cost of additional branch locations and additional administrative space. Data processing expense includes an increase in computer processing fees and software maintenance fees, resulting primarily from information technology systems upgrades. The increase in equipment reflects an increase in depreciation expense resulting from additional capital expenditures throughout 2006, primarily for information technology related equipment and equipment for new branches. The increase in other expenses in addition to the fourth quarter items referred to above, includes the $252,000 related to the cancellation of two Access vendor contracts, $95,000 in foreign debit card fraud, a $60,000 loss on the sublease of excess office space in Utah, as well as general increases in filing and recording fees, travel and entertainment, postage, appraisal fees, directors’ fees, and security.

FSNM – Fourth Quarter Results

January 29, 2007

Page Seven

During the third quarter of 2006, First State announced the signing of a definitive agreement to acquire Front Range Capital Corporation (“Front Range”) and its wholly owned subsidiary, Heritage Bank. Front Range is a bank holding company headquartered in Broomfield, Colorado and Heritage Bank is a Colorado state chartered bank with approximately $450 million in assets which operates 13 offices in the Denver-Boulder-Longmont triangle of northern Colorado. In December 2006, First State completed the sale, in a public offering, of approximately 3.2 million shares of its common stock and intends to use significantly all of the $74.4 in net proceeds from this offering to pay the purchase price for the acquisition. The acquisition is anticipated to close on or shortly after March 1, 2007. We expect that this combination will be accretive to earnings beginning in the fourth quarter of 2007. The transaction has been approved by the Front Range shareholders, as well as Colorado and New Mexico banking regulators, but is still subject to Federal regulatory approval.

In conjunction with its fourth quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, January 29, 2007 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning January 29, 2007 through February 7, 2007 at www.fcbnm.com, Investor Relations.

On Friday, January 26, 2007, First State’s Board of Directors declared a quarterly dividend of $0.08 per share. The dividend will be paid to shareholders of record on February 7, 2007, payable March 7, 2007.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 49 branches located in New Mexico, Colorado, Utah and Arizona. On Friday, January 26, 2007, First State’s stock closed at $23.31 per share.

The following table provides selected information for average balances for the fourth quarter and years ended December 31, 2006 and 2005:

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
AVERAGE BALANCES:
Total assets	$2,698,349	$2,089,884	$2,592,464	$1,977,615
Earning assets	2,454,529	1,921,233	2,349,105	1,816,339
Loans	2,005,515	1,520,326	1,903,414	1,477,146
Investment securities	430,050	385,800	427,693	327,169
Total deposits	2,070,578	1,495,074	2,027,378	1,446,212
Non interest-bearing deposits	444,404	389,317	439,138	349,570
Interest-bearing liabilities	1,996,187	1,532,802	1,917,776	1,467,604
Equity	245,385	159,217	224,481	152,695

The following tables provide information regarding loans and deposits for the years ended December 31, 2006 and 2005:

	December 31, 2006		December 31, 2005
LOANS:
Commercial	$295,566	14.5%	$201,816	13.2%
Real estate - commercial	714,086	35.0%	653,566	42.8%
Real estate - one- to four-family	217,247	10.6%	170,158	11.2%
Real estate - construction	733,333	35.9%	453,567	29.8%
Consumer and other	55,647	2.7%	27,888	1.8%
Mortgage loans available for sale	25,728	1.3%	18,932	1.2%

Total	$2,041,607	100.0%	$1,525,927	100.0%

FSNM – Fourth Quarter Results

January 29, 2007

Page Eight

	December 31, 2006		December 31, 2005
DEPOSITS:
Non-interest bearing	$447,172	21.1%	$385,972	25.6%
Interest bearing demand	322,717	15.2%	276,947	18.3%
Money market savings accounts	222,263	10.5%	190,930	12.6%
Regular savings	107,812	5.1%	74,831	5.0%
Certificates of deposit less than $100,000	386,626	18.2%	240,626	15.9%
Certificates of deposit greater than $100,000	634,334	29.9%	340,701	22.6%

Total	$2,120,924	100.0%	$1,510,007	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, including the proposed acquisition of Front Range Capital Corporation, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, successful consummation of the Front Range transaction and the integration of Front Range into our business, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.